Exhibit (h)(43)

Amendment

to the

Indemnification Agreement

THIS AMENDMENT to the Indemnification Agreement, dated as of the 14th day of April 2000 and amended April 10, 2006 (“Agreement”), by and between Deutsche Investment Management Americas Inc. (“Adviser”) and Farmers New World Life Insurance Company (“Company”), is effective January 1, 2015.

WHEREAS, the parties wish to amend the second to last sentence of Section 5(a) of the Agreement;

WHEREAS, the parties wish to add Schedule C to the Agreement; and

WHEREAS, the parties hereto agree that, except as expressly provided herein, no term or provision of the Agreement shall be deemed amended, supplemented or modified, and each term and provision of the Agreement shall remain in full force and effect.

NOW THEREFORE, in consideration of the premises and the agreements contained herein and other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	The second to last sentence of Section 5(a) of the Agreement is hereby amended to read as follows:

“In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, Deutsche Investment Management Americas Inc. (formerly, Scudder Kemper) agrees to pay the Company an amount equal to the amounts set forth on Schedule C hereto.”

2.	Schedule C to the Agreement is hereby added in its entirety in the form and substance of the Schedule C attached to this Amendment.

Signature page to follow

Exhibit (h)(43)

Signature page

Each of the Parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized officer.

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:	/s/ Cynthia P. Nestle	By:	/s/ Joe Sarbinowski
Name: Cynthia P. Nestle		Name: Joe Sarbinowski
Title: Global CAO AWM		Title: Managing Director

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	/s/ Harris Mortensen
Name: Harris Mortensen
Title: Head of Service Operations

Exhibit (h)(43)

SCHEDULE C

(Added to the Agreement effective January 1, 2015)

Deutsche Investment Management Americas Inc. agrees to pay the Company, quarterly, an amount based on the following annual rate(s) for the Portfolio(s) indicated applied to the average daily net asset balance of Portfolio shares held in the Company’s Accounts pursuant to the Participation Agreement.

PORTFOLIOS (CLASS A SHARES)	ANNUAL RATE
Deutsche Variable Series I
Deutsche Bond VIP (Class A)	0.20 of 1% (20 basis points)
Deutsche Global Small Cap VIP (Class A)	0.25 of 1% (25 basis points)
Deutsche Core Equity VIP (Class A)	0.20 of 1% (20 basis points)
Deutsche International VIP (Class A)	0.25 of 1% (25 basis points)

For the month and year in which this Schedule C becomes effective or the expense payment terminates, there shall be an appropriate proration on the basis of the number of days that the expense payment is in effect during the quarter.